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Exhibit 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 67 to the Registration Statement on Form N-1A of our reports dated November 16, 1999, relating to the financial statements and financial highlights which appears in the September 30, 1999 Annual Report to Shareholders of the Capital Appreciation Fund, the September 30, 1999 Annual Report to Shareholders of the Small Cap Fund and the September 30, 1999 Annual Report to Shareholders of the Intermediate Tax Free Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP
Baltimore, Maryland
January 27, 1999